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Exhibit 99(i)

[PHOTOGEN TECHNOLOGIES, INC. LOGO]
Brooks Boveroux, CFO Photogen Technologies, Inc. (215) 862-6860
Brian Ritchie Noonan Russo Presence (212) 845-4269

Photogen Restructures and Completes $9 Million Financing
Two Additional Board Members Appointed
Company Implements One for Four Reverse Split

        New Hope, Penn., November 15, 2002—Photogen Technologies, Inc. (Nasdaq: PHGN) announced the closing of transactions to split off its therapeutic business and sell $9.0 million of its common stock. The Company also announced the appointment of William McPhee and Alan Watson, Ph.D., to its Board of Directors and that Aidan King and Eric Wachter, Ph.D., are no longer directors. In addition, the Company is instituting a one for four reverse split of its common stock.

        "We are very pleased to complete these transactions in what by all accounts is an extremely difficult market," said Taffy J. Williams, President and CEO of Photogen. "As a result of this financing we have significantly improved our balance sheet and, very importantly, we are now debt free."

        "The corporate restructuring enables us to focus our efforts on the cardiovascular imaging and lymphography markets that we believe have significant unmet medical needs and potential," continued Dr. Williams. "In addition, our two new Directors bring a wealth of experience and contacts to support and help guide our clinical programs."

        Photogen sold $9.0 million of its common stock to certain institutional investors led by Mi3 LP of Wellesley, MA and including Oxford Biosciences of Boston and Tannebaum LLC of Chicago. The purchase price was $0.27 per share (on a pre-reverse-split basis). In conjunction with the sale, all of the company's outstanding debt and its Series B Preferred Stock have been converted into common stock.

        Photogen also split off its photodynamic therapy and laser device business to five founding shareholders in exchange for all their common stock holdings in the Company, which represented 52.9% of its outstanding shares. Photogen will now focus its resources on developing PH-50, its novel cardiovascular imaging agent designed to significantly improve images of the heart and vasculature with computed tomography (CT) machines and N1177 for use in lymphography. N1177 is being developed in a joint venture with Elan Corporation and certain affiliates. Elan, through its Nanosystems unit, also manufactures the two products for Photogen utilizing its proprietary nanoparticulate milling technology.

        Photogen is also implementing a one for four reverse split of its common stock. Following the reverse split and taking into consideration the split-off and financing transactions, the Company's outstanding common stock will total approximately 13.5 million shares. The new CUSIP number for Photogen Technologies, Inc. is 71932A-30-9, and the Company's shares are expected to trade on a post-split basis shortly.

        Photogen has also restructured its Board of Directors. Eric Wachter, Ph.D., resigned from the Board as part of the split-off of the company's photodynamic therapy business. Separately, Aidan King also declined to stand for re-election. Mr. King was serving on the Board pursuant to the company's joint venture with Elan; Elan retains the right to have one director representative on the Board. Joining the Board are William McPhee, Managing General Partner at Mi3, and Alan Watson, Ph.D., Executive Vice President and Chief Business Officer; Elixir Pharmaceuticals, Inc. Dr. Watson has over twenty years experience in the diagnostic imaging field. Mr. McPhee, through Mi3, has overseen several investments in imaging and related companies. Photogen's board now consists of six members.

About Photogen

        Photogen Technologies, Inc. is developing a platform of innovative products with current development programs focused on cardiovascular imaging, (PH-50, entering Phase 1 clinical studies) and lymphography—the diagnosis of cancer metastasizing to lymph nodes (N1177, entering Phase 2 clinical studies). PH-50 / N1177 is an iodinated nanoparticulate that shows promise as a subcutaneous, intravenous or intra-arterial agent. In conventional and CT angiography, PH-50 addresses the medical needs for early detection of coronary artery disease, cancer and other diseases affecting the body's arteries and other organs. The properties of PH-50 suggest potential benefits for clinical cardiovascular and general CT imaging applications. The current market for these contrast agents exceeds $1 billion. In lymphography, N1177 has potential application for the diagnosis and staging of cancers such as breast, prostate, lung, melanoma, uterine, cervical and head and neck cancer.

        Statements in this release that are not strictly historical are "forward-looking" statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause Photogen's actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company: to develop a product and obtain regulatory approval for its use, to obtain necessary financing to support its development programs, to obtain supplies of drug product and to maintain and defend intellectual property protection for its proprietary products, and avoid infringing intellectual property rights of third parties. These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company's filings from time to time with the Securities and Exchange Commission.

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Photogen Restructures and Completes $9 Million Financing Two Additional Board Members Appointed Company Implements One for Four Reverse Split